   As filed with the Securities and Exchange Commission on January 25, 2005

                                                    Registration No. 333-112589
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                 PRE-EFFECTIVE

                              AMENDMENT NO. 4 TO

                                   Form S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                        iSHARES(R) COMEX(R) GOLD TRUST
                 SPONSORED BY BARCLAYS GLOBAL INVESTORS, N.A.
            (Exact name of Registrant as specified in its charter)

                               -----------------

         New York                    6189                      [.]
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                      c/o Barclays Global Investors, N.A.
                               45 Fremont Street
                            San Francisco, CA 94105
                                (415) 597-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                        Barclays Global Investors, N.A.
                               45 Fremont Street
                            San Francisco, CA 94105
                                (415) 597-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
    David Yeres, Esq.        S. Paul Sacks, Esq.            Sara Hanks
  Clifford Chance US LLP       Barclays Global        Clifford Chance US LLP
   31 West 52nd Street         Investors, N.A.          2001 K Street, NW
    New York, NY 10019        45 Fremont Street        Washington, DC 20006
                           San Francisco, CA 94105

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                               -----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

================================================================================

                             50,000,000 iShares(R)

                          iShares COMEX(R) Gold Trust


   The iShares COMEX Gold Trust issues shares representing fractional undivided beneficial interests in its net assets. The assets of the trust consist primarily of gold held by the custodian on behalf of the trust. The objective of the trust is for the shares of the trust, called "iShares(R)", to reflect the price of gold less the trust's expenses and liabilities. The iShares will be listed and traded on the American Stock Exchange (the "AMEX") under the symbol "IAU". Market prices for the iShares may be different from the net asset value per iShare. Barclays Global Investors, N.A. is the sponsor of the trust, The Bank of New York is the trustee of the trust, and The Bank of Nova Scotia is the custodian of the trust. The trust is not an investment company registered under the Investment Company Act of 1940. The trust is not a commodity pool for purposes of the Commodity Exchange Act, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.



   The trust intends to issue iShares on a continuous basis. The trust issues and redeems iShares only in blocks of 50,000 or integral multiples thereof. A block of 50,000 iShares is called a "Basket". These transactions take place in exchange for gold. Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee may purchase or redeem Baskets. iShares will be offered to the public from time to time at prices that will reflect, among other things, the price of gold and the trading price of the iShares on the AMEX at the time of the offer.



   On January 24, 2005, the settlement price announced by COMEX for the spot month gold futures contract was $426.90. (On any day, the spot month gold futures contract is the COMEX-traded gold futures contract closest to maturity.)


  Except when aggregated in Baskets, iShares are not redeemable securities.

    Investing in the iShares involves significant risks. See "Risk Factors" starting on page 8.

   Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The iShares are not interests in nor obligations of either the sponsor, the trustee, or the Initial Purchaser. The iShares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The iShares COMEX Gold Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the trust.


   "iShares" is a service mark of Barclays Global Investors, N.A.



   "COMEX" is a registered service mark of Commodity Exchange, Inc.


                               -----------------


   On January 21, 2005, Barclays Capital Inc., also called the Initial Purchaser, deposited with the custodian, for the benefit of the trust, 15,000 fine ounces of gold as consideration for three Baskets, which we will refer to as the "initial Baskets", comprising 150,000 iShares with a per-iShare purchase price of 1/10th of a fine ounce of gold. Delivery of the iShares to the Initial Purchaser took place on the same date.


   The Initial Purchaser intends to offer to the public these 150,000 iShares at a per-iShare offering price that will vary depending, among other factors, on the price of gold and the trading price of the iShares on the AMEX at the time of the offer. iShares offered by the Initial Purchaser at different times may have different offering prices. The Initial Purchaser will not receive from the trust, the sponsor or any of their affiliates, any fee or other compensation in connection with the sale of the iShares. The Initial Purchaser may receive commissions or fees from investors who purchase iShares through their commission- or fee-based brokerage accounts in amounts between $0.00 and $0.08, per iShare.

                               Barclays Capital

                               -----------------


               The date of this prospectus is January 25, 2005.

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
      STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................. iii

      GLOSSARY....................................................... iii

      PROSPECTUS SUMMARY.............................................   1

         Trust Structure, the Sponsor, the Trustee and the Custodian.   1
         Trust Objective.............................................   2
         Principal Offices...........................................   3

      THE OFFERING...................................................   4

      SUMMARY FINANCIAL CONDITION....................................   7

      RISK FACTORS...................................................   8

      USE OF PROCEEDS................................................  12

      THE GOLD INDUSTRY..............................................  13

         Introduction................................................  13
         Market Participants.........................................  13
         World Gold Supply and Demand (1994 - 2003)..................  14
         Historical Chart of the Price of Gold.......................  14

      OPERATION OF THE GOLD MARKET...................................  17

         Futures Exchanges...........................................  17
         COMEX.......................................................  17
         Exchange Regulation.........................................  18
         Over-the-Counter Market.....................................  18
         London Market Regulation....................................  19
         Not a Regulated Commodity Pool..............................  19

      BUSINESS OF THE TRUST..........................................  20

         Trust Objective.............................................  20
         Secondary Market Trading....................................  20
         Valuation of Gold; Computation of Net Asset Value...........  21
         Trust Expenses..............................................  22
         Impact of Trust Expenses on the Trust's Net Asset Value.....  22

      DESCRIPTION OF THE iSHARES AND THE TRUST AGREEMENT.............  24

         Deposit of Gold; Issuance of Baskets of iShares.............  24
         Redemption of Baskets of iShares; Withdrawal of Gold........  26
         Certificates Evidencing the iShares.........................  26
         Cash and Other Distributions................................  26
         Voting Rights...............................................  27
         Fees and Expenses of the Trustee............................  27
         Trust Expenses and Gold Sales...............................  27
         Payment of Taxes............................................  27
         Evaluation of Gold and the Trust Assets.....................  27
         Amendment and Termination...................................  28
         Limitations on Obligations and Liability....................  28
         Requirements for Trustee Actions............................  29

                               TABLE OF CONTENTS
                                  (continued)


                                                                                           Page
                                                                                           ----
THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY........................  30

THE SPONSOR...............................................................................  31

   The Sponsor's Role.....................................................................  31
   The Sponsor's Fee......................................................................  31

THE TRUSTEE...............................................................................  32

   The Trustee's Role.....................................................................  32

THE CUSTODIAN.............................................................................  32

   The Custodian's Role...................................................................  32
   Custody of the Trust's Gold............................................................  33

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.............................................  34

   Taxation of the Trust..................................................................  34
   Taxation of U.S. Shareholders..........................................................  35
   Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals.  36
   Brokerage Fees and Trust Expenses......................................................  36
   Investment by Regulated Investment Companies...........................................  36
   Investment by Certain Retirement Plans.................................................  36
   Taxation of Non-U.S. Shareholders......................................................  37
   United States Information Reporting and Backup Withholding.............................  37
   Taxation in Jurisdictions Other Than the United States.................................  37

ERISA AND RELATED CONSIDERATIONS..........................................................  37

PLAN OF DISTRIBUTION......................................................................  39

LEGAL MATTERS.............................................................................  42

   License Agreement......................................................................  42

EXPERTS...................................................................................  42

WHERE YOU CAN FIND MORE INFORMATION.......................................................  42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM................................... F-1

STATEMENT OF FINANCIAL CONDITION.......................................................... F-2

NOTES TO THE FINANCIAL STATEMENT.......................................................... F-3

                STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as "may," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the iShares), the trust's operations, the sponsor's plans and references to the trust's future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether or not actual results and developments will conform to the sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See "Risk Factors." Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the trust's operations or the value of the iShares. Moreover, neither the sponsor, the Initial Purchaser, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the trust nor the sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the sponsor's expectations or predictions.

                                   GLOSSARY

   In this prospectus, each of the following terms has the meaning set forth below:

   "AMEX" -- The American Stock Exchange LLC.

   "Authorized Participant" -- A person who, at the time of submitting to the trustee an order to create or redeem one or more Baskets (1) is a registered broker-dealer, (2) is a DTC Participant or an Indirect Participant, and (3) has in effect a valid Authorized Participant Agreement.

   "Authorized Participant Agreement" -- An agreement entered into by each Authorized Participant, the sponsor and the trustee which provides the procedures for the creation and redemption of Baskets.

   "Basket" -- A block of 50,000 iShares or such number of iShares as the trustee, in consultation with the sponsor, may from time to time determine.

   "Basket Gold Amount" -- The amount of gold (measured in Fine Ounces), determined on each Business Day by the trustee, which Authorized Participants must transfer to the trust in exchange for a Basket, or will receive in exchange for each Basket surrendered for redemption.

   "Business Day" -- Any day other than (i) a Saturday or a Sunday, or (ii) a day on which the AMEX is closed for regular trading.

   "CFTC" -- Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

   "Code" -- The United States Internal Revenue Code of 1986, as amended.

   "COMEX" -- The exchange market on gold futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

   "Commodity Exchange Act" -- The United States Commodity Exchange Act of 1936, as amended.

   "Custodian" -- The Bank of Nova Scotia, a bank organized under the laws of Canada.

   "Custody Agreement" -- The agreement between the trustee and the custodian governing the custody of the trust's gold.

   "DTC" -- The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   "DTC Participant" -- An entity which, pursuant to DTC's governing documents, is entitled to deposit securities with DTC in its capacity as a "participant".

   "ERISA" -- The Employee Retirement Income Security Act of 1974, as amended.

   "Exchange Act" -- The United States Securities Exchange Act of 1934, as amended.

   "FSA" -- The Financial Services Authority, an independent non-governmental body which exercises statutory regulatory power under the FSM Act.

   "FSM Act" -- The United Kingdom Financial Services and Markets Act 2000.

   "Fine Ounce" -- An Ounce of 100% pure gold. The number of Fine Ounces in a gold bar may be calculated by multiplying the gross weight in Ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000.

   "Indirect Participant" -- An entity which has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

   "Initial Purchaser" -- Barclays Capital Inc.

   "IRA" -- Individual retirement account.

   "IRS" -- Internal Revenue Service.

   "iShares" -- Units of fractional undivided beneficial interest in the net assets of the trust which are issued by the trust.

   "LBMA" -- The London Bullion Market Association, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.

   "London Good Delivery Bar" -- A bar of gold meeting the London Good Delivery Standards.

   "London Good Delivery Standards" -- The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in "The Good Delivery Rules for Gold and Silver Bars" published by the LBMA.

   "NASD" -- National Association of Securities Dealers.

   "NAV" -- Net asset value per iShare. See "Business of the Trust -- Valuation of Gold; Computation of Net Asset Value" for a description of how the net asset value of the trust and the NAV are calculated.

   "Non-U.S. Shareholder" -- A shareholder that is not a U.S. Shareholder.

   "NYMEX" -- New York Mercantile Exchange, Inc.

   "OTC" -- The global Over-the-Counter market for the trading of gold which consists of transactions in spot, forwards, and options and other derivatives.

   "Ounce" -- A troy ounce, equal to 1.0971428 ounces avoirdupois. "Avoirdupois" is the system of weights used in the U.S. and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.

   "Plans" -- Employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or section 4975 of the Code.

   "SEC" -- The Securities and Exchange Commission.

   "Securities Act" -- The United States Securities Act of 1933, as amended.

   "Shareholders" -- Owners of beneficial interests in the iShares.

   "Sponsor" -- Barclays Global Investors, N.A., an indirect subsidiary of Barclays Bank PLC.

   "TOCOM" -- The Tokyo Commodity Exchange.

   "Tonne" -- One metric tonne which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

   "Trust" -- The iShares COMEX Gold Trust, a New York trust formed pursuant to the Trust Agreement.


   "Trust Agreement" -- The Depositary Trust Agreement among the sponsor, The Bank of New York, the registered and beneficial owners from time to time of iShares and all persons that deposit gold for creation of iShares under which the trust is formed.


   "Trustee" -- The Bank of New York, a banking corporation organized under the laws of the State of New York with trust powers.

   "Unallocated" -- Gold is said to be held in unallocated form at a custodian when the person in whose name gold is so held is entitled to receive delivery of gold in the amount standing to the credit of that person's account, but that person has no ownership interest in any particular gold that the custodian maintaining the account owns or holds. In contrast, gold is held in "allocated" form when specific bars of gold held by the custodian are identified as the property of the person holding the "allocated" account.

   "U.S. Shareholder" -- A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

                              PROSPECTUS SUMMARY

   Although the sponsor believes that this summary is materially complete, you should read the entire prospectus, including "Risk Factors" beginning on page 8, before making an investment decision about the iShares.

Trust Structure, the Sponsor, the Trustee and the Custodian


   The trust was formed on January 21, 2005 when the sponsor and The Bank of New York signed the Depositary Trust Agreement ("Trust Agreement") and the Initial Purchaser made the initial deposit for issuance of three Baskets. The purpose of the trust is to own gold transferred to the trust in exchange for shares issued by the trust ("iShares"). Each iShare represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of gold held by the custodian on behalf of the trust. However, there may be situations where the trust will unexpectedly hold cash. For example, a claim may arise against a third party, which is settled in cash. In situations where the trust unexpectedly receives cash or other assets, no new iShares will be issued until after the record date for the distribution of such cash or other property has passed.



   The trust issues iShares only in Baskets of 50,000 or integral multiples thereof. Baskets of iShares may be redeemed by the trust in exchange for the amount of gold corresponding to their redemption value. Individual iShares will not be redeemed by the trust, but will be listed and traded on the AMEX under the symbol "IAU". The objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time, less the trust's expenses and liabilities. The material terms of the trust are discussed in greater detail under the section "Description of the iShares and the Trust Agreement". The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.


   The trust's sponsor is Barclays Global Investors, N.A., a national banking association chartered in the United States and a wholly-owned subsidiary of Barclays Bank PLC. The sponsor operates as a limited purpose trust company. Its primary regulator is the Office of the Comptroller of the Currency, the agency of the U.S. Treasury Department that regulates United States national banks. The iShares are not deposits or other obligations of Barclays Global Investors, N.A. or any of its subsidiaries or affiliates or any other bank, are not guaranteed by Barclays Global Investors, N.A. or any of its subsidiaries or affiliates or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


   The sponsor has arranged for the creation of the trust, the registration of the iShares for their public offering in the United States and the listing of the iShares on the AMEX. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee's monthly fee, the custodian's fee, AMEX listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor will also pay the costs of the trust's organization and the initial sale of the iShares, including the applicable SEC registration fees.


   The sponsor will not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

   The trustee is The Bank of New York and the custodian is The Bank of Nova Scotia.

   The trustee is responsible for the day-to-day administration of the trust. The responsibilities of the trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt and delivery of gold transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and
(4) selling the trust's gold as needed to cover the trust's expenses. For a more detailed description of the role and responsibilities of the trustee see "Description of the iShares and the Trust Agreement" and "The Trustee."

   The custodian is responsible for safekeeping the gold owned by the trust. The custodian is appointed by the trustee and is responsible to the trustee only. The general role and responsibilities of the custodian are further described in "The Custodian." The custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total value of the trust's gold held by the custodian exceeds $2 billion. If this limit is exceeded, it is anticipated that the trustee, with the consent of the sponsor, will retain an additional custodian. If an additional custodian becomes necessary, the trustee will seek to hire the additional custodian under terms and conditions substantially similar to those in the agreement with The Bank of Nova Scotia. However, because the agreement with the additional custodian will only be negotiated when the need for the additional custodian arises, it may not be possible for the trustee to locate at that time an additional custodian that agrees to exactly the same terms of the agreement with The Bank of Nova Scotia. As a result, the new agreement may differ from the current one with The Bank of Nova Scotia with respect to issues like duration, fees, maximum amount of gold that the additional custodian will hold on behalf of the trust, scope of the additional custodian's liability and the additional custodian's standard of care.

Trust Objective


   The objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time, less the trust's expenses and liabilities. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold. The trust receives gold deposited with it in exchange for the creation of Baskets of iShares, sells gold as necessary to cover the trust expenses and other liabilities and delivers gold in exchange for Baskets of iShares surrendered to it for redemption.



   The iShares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. Although the iShares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market. An investment in iShares is:


  Backed by gold held by the custodian on behalf of the trust.


      The iShares are backed by gold, identified on the custodian's books as the property of the trust and held by the custodian in the vicinity of New York, Toronto, Montreal, London and other locations that may be authorized in the future.


  As accessible and easy to handle as any other investment in shares.


      Retail investors may purchase and sell iShares through traditional brokerage accounts at prices expected to be less than the amount required for currently existing means of investing in physical gold. iShares are eligible for margin accounts.


  Listed.

      Although there can be no assurance that an actively traded market in the iShares will develop, the iShares will be listed and traded on the AMEX under the symbol "IAU".

  Relatively cost efficient.

      Because the expenses involved in an investment in physical gold will be dispersed among all holders of iShares, an investment in iShares may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold. See "Business of the Trust--Trust Objective".

Principal Offices

   The sponsor's office is located at 45 Fremont Street, San Francisco, CA 94105. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The custodian is located at One Liberty Plaza, New York, New York, 10006.

                                 THE OFFERING


Offering...................... The iShares represent units of fractional undivided beneficial interest in the net assets of the trust.

Use of proceeds............... Proceeds received by the trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the custodian on behalf of the trust until (i) distributed to Authorized Participants in connection with a redemption of Baskets or (ii) sold to pay the fee due to the sponsor and trust expenses or liabilities not assumed by the sponsor.

American Stock Exchange symbol IAU

CUSIP......................... 464285105

Creation and redemption....... The trust issues and redeems Baskets of iShares on a continuous basis (a
                               Basket equals 50,000 iShares). Baskets of iShares are only issued or redeemed in exchange for an amount of gold determined by the trustee on each day that the AMEX is open for regular trading. No iShares are issued unless the custodian has allocated to the trust's account (except for an unallocated amount of gold not in excess of 430 ounces), the corresponding amount of gold. Initially, a Basket requires delivery of
                               5,000 fine ounces of gold. The amount of gold necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the trust, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets. See
                               "Description of the iShares and the Trust Agreement" for more details.

Net Asset Value............... The net asset value of the trust is obtained by subtracting the trust's expenses and liabilities on any day from the value of the gold owned by the trust on that day; the net asset value per iShare, or NAV, is obtained by dividing the net asset value of the trust on a given day by the number of iShares outstanding on that date. On each day on which the AMEX is open for regular trading, as promptly as practicable after 4:00 p.m. (New
                               York time), the trustee will determine the NAV. The trustee will value the trust's gold on the basis of that day's announced COMEX settlement price for the spot month gold futures contract (the futures contract closest to maturity on that day). If there is no COMEX settlement price for spot month gold futures on that day, the trustee will use the most recently announced COMEX settlement price for spot month gold futures unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation. See "Business of the Trust--Valuation of Gold; Computation of Net Asset Value."

Trust expenses................ The trust's only ordinary recurring expense is expected to be the remuneration due to the sponsor (the "sponsor's fee"). In exchange for the sponsor's fee, the sponsor has agreed to assume the following administrative and marketing expenses of the trust: the trustee's monthly fee, the custodian's fee, AMEX listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor will also pay the costs of the trust's organization and the initial sale of the iShares, including the applicable SEC registration fees.

                                  The sponsor's fee is accrued daily at an annualized rate equal to 0.40%
                                  of the adjusted net asset value of the trust and is payable monthly in arrears. The trustee will from time to time sell gold in such quantity as may be necessary to permit payment of the sponsor's fee and of trust expenses and liabilities not assumed by the sponsor. The trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust's holdings of assets other than gold.
                                  Accordingly, the amount of gold to be sold will vary from time to time depending on the level of the trust's expenses and liabilities and the market price of gold. See "Business of the Trust--Trust Expenses" and
                                  "Description of the iShares and the Trust Agreement--Trust Expenses
                                  and Gold Sales."

Tax Considerations............... Owners of iShares will be treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the trust. They will also be viewed as if they directly received a corresponding share of any income of the trust, or as if they had incurred a corresponding share of the expenses of the trust. Consequently, each sale of gold by the trust will be a taxable event to Shareholders. See "United States Federal Tax
                                  Consequences--Taxation of U.S. Shareholders" and "ERISA and
                                  Related Considerations."

Voting Rights.................... Owners of iShares do not have any voting rights. See "Description of the
                                  iShares and the Trust Agreement--Voting Rights."

Suspension of Issuance, Transfers The trustee may suspend the delivery or registration of transfers of and Redemptions................ iShares, or may refuse a particular deposit or transfer at any time, if the trustee or the sponsor think it advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on the AMEX or COMEX is suspended or restricted, or one or both exchanges are closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. See
                                  "Description of the iShares and the Trust Agreement--Requirements for
                                  Trustee Actions."

Limitation on Liability.......... The sponsor and the trustee:

                                  .   are only obligated to take the actions specifically set forth in the
                                        Trust Agreement without negligence or bad faith;

                                  .   are not liable for the exercise of discretion permitted under the
                                        Trust Agreement; and

                                  .   have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

                                  See "Description of the iShares and the Trust Agreement--Limitations
                                  on Obligations and Liability."

Termination events............... The trustee will terminate the Trust Agreement if:

                                  .   the trustee is notified that the iShares are delisted from the
                                        AMEX and are not approved for listing on another national
                                        securities exchange within five business days of their delisting;

                         .   holders of at least 75% of the outstanding iShares notify the trustee that they elect to terminate the trust;

                         .   60 days have elapsed since the trustee notified the sponsor of the trustee's election to resign and a successor trustee has not been appointed and accepted its appointment;

                         .   the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and
                               the trustee has actual knowledge of that determination;

                         .   the aggregate market capitalization of the trust, based on the closing price for the iShares, was less than $350 million for five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

                         .   the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual
                               knowledge of that determination; or

                         .   the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

                         If not terminated earlier by the trustee, the trust will terminate on
                         January 19, 2045. See "Description of the iShares and the Trust
                         Agreement--Amendment and Termination." After termination of the trust, the trustee will deliver trust property upon surrender and cancellation of iShares and, ninety days after termination, may sell any remaining trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrounded their iShares for cancellation. See "Description of the iShares and the Trust Agreement--
                         Amendment and Termination."

Authorized Participants. Baskets may be created or redeemed only by Authorized Participants.
                         Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the trustee (the
                         Authorized Participant Agreement) and be in a position to transfer gold to, and take delivery of gold from, the custodian through one or more gold accounts. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold in connection with such creations or redemptions. A list of the current Authorized Participants can be obtained from the trustee or the sponsor.

Clearance and settlement The iShares are issued in book-entry form only. Transactions in iShares clear through the facilities of DTC. Investors may hold their iShares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

                          SUMMARY FINANCIAL CONDITION


   As of the close of business on January 21, 2005, the date of formation of the trust, the net asset value of the trust was $6,400,500 and the NAV was $42.67. See "Statement of Financial Condition" elsewhere in this prospectus.

                                 RISK FACTORS

   Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Because the iShares are created to reflect the price of the gold held by the trust, the market price of the iShares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold iShares for a short-, mid- or long-term.


   iShares are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust's expenses and liabilities. Because the value of iShares depends on the price of gold, it is subject to fluctuations similar to those affecting gold prices. The price of gold has fluctuated widely over the past several years. If gold markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the iShares will change widely and in an unpredictable manner. This exposes your investment in iShares to potential losses if you need to sell your iShares at a time when the price of gold is lower than it was when you made your investment in iShares. Even if you are able to hold iShares for the mid- or long-term you may never have a profit, because gold markets have historically experienced extended periods of flat or declining prices.


   Following an investment in iShares, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of iShares. Among them:

  . Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the iShares will be adversely affected.

  . A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the iShares.

  . A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the iShares.

Conversely, several factors may trigger a temporary increase in the price of gold prior to your investment in the iShares. If that is the case, you will be buying iShares at prices affected by the temporarily high prices of gold, and you may incur losses when the causes for the temporary increase disappear. Paradoxically, one of the causes for a temporary increase of this type would be a very enthusiastic reception of the iShares by the market. If a rush to acquire iShares results in large purchases of gold to be deposited in the trust, the price of gold may see an increase that will subside after the initial rush comes to an end.

The amount of gold represented by the iShares will decrease over the life of the trust due to the sales necessary to pay the sponsor's fee and trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the iShares will also decline and you will lose money on your investment in iShares.

   Although the sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the trust, not all trust expenses have been assumed by the sponsor. For example, any taxes and other governmental charges that may be imposed on the trust's property will not be paid by the sponsor. As part of its agreement to assume some of the trust's ordinary administrative expenses, the sponsor has agreed to pay legal fees and expenses of the trust not in excess of $100,000 per annum. Any legal fees and expenses in excess of that amount will be the responsibility of the trust.

   Because the trust does not have any income, it needs to sell gold to cover the sponsor's fee and expenses not assumed by the sponsor. The trust may also be subject to other liabilities (for example, as a result of litigation) which have also not been assumed by the sponsor. The only source of funds to cover those liabilities will be sales of gold held by the trust. Even if there are no expenses other than those assumed by the sponsor, and there are no other liabilities of the trust, the trustee will still need to sell gold to pay the sponsor's monthly fee. The result of these periodic sales is that the amount of gold represented by each iShare will decrease. New deposits of gold, received in exchange for new iShares issued by the trust, do not reverse this trend.



   A decrease in the amount of gold represented by each iShare results in a decrease in its price even if the price of gold has not changed. To retain the iShare's original price, the price of gold has to increase. Without that increase, the lower amount of gold represented by the iShare will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lower amount of gold represented by each iShare, you will sustain losses on your investment in iShares.


   An increase in the trust expenses not assumed by the sponsor, or the existence of unexpected liabilities affecting the trust, will force the trustee to sell larger amounts of gold, and will result in a more rapid decrease of the amount of gold represented by each iShare and a corresponding decrease in its value.

The trust is a passive investment vehicle. This means that the value of your iShares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.


   The trustee does not actively manage the gold held by the trust. This means that the trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the trust will adversely affect the value of your iShares.


The price received upon the sale of iShares may be less than the value of the gold represented by them.

   The result obtained by subtracting the trust's expenses and liabilities on any day from the price of the gold owned by the trust on that day is the net asset value of the trust which, when divided by the number of iShares outstanding on that date, results in the net asset value per iShare, or NAV.


   iShares may trade at, above or below their NAV. The NAV of iShares will fluctuate with changes in the market value of the trust's assets. The trading prices of iShares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per iShare may be influenced by non-concurrent trading hours between the major gold markets and the AMEX. While the iShares will trade on the AMEX until 4:15 P.M. New York time, liquidity in the market for gold will be reduced after the close of the major world gold markets, including London, Zurich and COMEX (which usually closes from 1:30 P.M. until 2:00 P.M. New York time). As a result, during this time, trading spreads, and the resulting premium or discount on iShares, may widen.


The liquidation of the trust may occur at a time when the disposition of the trust's gold will result in losses to investors in iShares.

   The trust will have limited duration. If certain events occur, at any time, the trustee will have to terminate the trust. Otherwise, the trust will terminate automatically after forty years. See "Description of the iShares and the Trust Agreement--Amendment and Termination" for more information about the termination of the trust, including when events outside the control of the sponsor, the trustee or the Shareholders may prompt the trust's termination.

   Upon termination of the trust, the trustee will sell gold in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the trust. The remaining gold will be distributed among investors surrendering iShares. Any gold remaining in the possession of the trustee after 90 days may be sold by the trustee and the proceeds of the sale will be held by the trustee until claimed by any remaining holders of iShares. Sales of gold in connection with the liquidation of the trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in iShares.


There may be situations where an Authorized Participant is unable to redeem a basket of shares. To the extent the value of gold decreases, these delays may result in a decrease in the value of the gold the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all shareholders in the secondary market.



   Although iShares surrendered by Authorized Participants in basket-size aggregations are redeemable in exchange for the underlying amount of gold, redemptions may be suspended during any period while regular trading on the AMEX or COMEX is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate gold. If any of these events occurs at a time when an Authorized Participant intends to redeem iShares, and the price of gold decreases before such Authorized Participant is able again to surrender for redemption baskets of iShares, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the gold received from the trust upon the redemption of its iShares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in iShares during periods of suspension, decreasing the number of potential buyers of iShares in the secondary market and, therefore, the price a shareholder may receive upon sale.


The liquidity of the iShares may also be affected by the withdrawal from participation of Authorized Participants.

   In the event that one of more Authorized Participants which have substantial interests in iShares withdraw from participation, the liquidity of the iShares will likely decrease which could adversely affect the market price of the iShares and result in your incurring a loss on your investment.

Authorized Participants with large holdings may choose to terminate the trust.

   Holders of 75% of the iShares have the power to terminate the trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in gold through the vehicle of the trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the trust.

The lack of an active trading market for the iShares may result in losses on your investment at the time of disposition of your iShares.

   Although iShares are listed for trading on the AMEX, you should not assume that an active trading market for the iShares will develop or be maintained. If you need to sell your iShares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your iShares (assuming you are able to sell them).

If the process of creation and redemption of Baskets of iShares encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the iShares closely linked to the price of gold may not exist and, as a result, the price of the iShares may fall.

   The trustee has not participated in a product like this before. If the processes of creation and redemption of shares (which depend on timely transfers of gold to and by the custodian) encounter any unanticipated difficulties, potential market participants who would otherwise be willing to purchase or redeem Baskets of iShares to take advantage of any arbitrage opportunity arising from discrepancies between the price of the iShares and the price of the underlying gold may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of the iShares may decline and the price of the iShares may fluctuate independently of the price of gold and may fall.

As an owner of iShares, you will not have the rights normally associated with ownership of other types of shares.

   iShares are not entitled to the same rights as shares issued by a corporation. By acquiring iShares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your iShares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under "Description of the iShares and the Trust Agreement".

As an owner of iShares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, or the protections afforded by the Commodity Exchange Act of 1936.


   The trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of iShares do not have the regulatory protections provided to investors in investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads do not apply to the trust.



   The trust does not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (CEA), as administered by the Commodity Futures Trading Commission (CFTC). Furthermore, the Trust is not a commodity pool for purposes of the CEA, and its sponsor is not subject to regulation by the CFTC as a commodity pool operator, or a commodity trading advisor. Consequently, the owner of iShares does not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools. Consequently, the trustee is not subject to registration as a commodity pool operator and the owners of iShares do not receive the disclosure document and certified annual report required to be delivered by a commodity pool operator.


Neither the sponsor nor the trustee has experience with a trust the only assets of which are expected to be gold. Their experience may be inadequate or unsuitable to manage the trust.

   None of the sponsor, the trustee, or their respective management, have experience handling an investment vehicle designed to reflect, at any given time, the value of the gold that is its only asset. If this lack of experience adversely affects the operations of the trust, the value of the iShares may also be adversely affected.

The value of the iShares will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss.

   The responsibility of the custodian for loss or damage to the trust's gold is not unlimited. The agreement with the custodian contemplates that under certain circumstances the custodian will not be responsible for loss or damage to the trust's gold in the custodian's possession. For example, losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian will be sustained by the trust. Any loss of gold owned by the trust will result in a corresponding loss in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the iShares are traded on the AMEX.

Gold transferred to the trust in connection with the creation of Baskets of iShares may not be of the quality required under the Trust Agreement. The trust will sustain a loss if the trustee issues iShares in exchange for gold of inferior quality and that loss will adversely affect the value of all existing iShares.

   The procedures agreed to with the custodian contemplate that the custodian must undertake certain tasks in connection with the inspection of gold delivered by Authorized Participants in exchange for Baskets of iShares. The Custodian's inspection includes review of the corresponding bar list to ensure that it accurately describes the weight, fineness, refiner marks and bar numbers appearing on the gold bars, but does not include any chemical or other tests designed to verify that the gold received does, in fact, meet the purity requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of gold that fails to meet these purity standards. Each person that deposits gold in the trust is liable to the trust if that gold does not meet the requirements of the Trust Agreement. The custodian will not be responsible or liable to the trust or to any investor in the event any gold otherwise properly inspected by it does not meet the purity requirements contained in the Trust Agreement. To the extent that Baskets of iShares are issued in exchange for gold of inferior quality and the trust is not able to recover damages from the person that deposited that gold, the total value of the assets of the trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the iShares trade on the AMEX will also be adversely affected.

The value of the iShares will be adversely affected if the trust is required to indemnify the trustee as contemplated in the Trust Agreement.

   Under the Trust Agreement, the sponsor has a right to be indemnified from the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. That means the sponsor may require the assets of the trust to be sold in order to cover losses or liability suffered by the sponsor. Any sale of that kind would reduce the net asset value of the trust and the value of the iShares.

                                USE OF PROCEEDS


   Proceeds received by the trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the custodian on behalf of the trust until (i) distributed to Authorized Participants in connection with redemptions of Baskets or (ii) sold to pay fees due to the sponsor and trust expenses and liabilities not assumed by the sponsor. See "Business of the Trust--Trust Expenses".

                               THE GOLD INDUSTRY

Introduction

   This section provides a brief introduction to the gold industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the "official" sector (i.e., central banks) in the market.

Market Participants

   The participants in the world gold market may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector; and the manufacturing sector. A brief description of each follows.

  Mining and Producer Sector

   This group includes mining companies that specialize in gold and silver production; mining companies that produce gold as a by-product of other production (such as a copper or silver producer); scrap merchants and recyclers.

  Banking Sector

   Bullion banks provide a variety of services to the gold market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical gold purchases and sales, hedging and risk management, inventory management for industrial users and consumers, and gold deposit and loan instruments.

  The Official Sector

   The official sector encompasses the activities of the various central banking operations of gold-holding countries. In September 1999 a group of 15 central banks acting to clarify their intentions with respect to their gold holdings signed the Central Bank Gold Agreement commonly called the "Washington Accord on Gold". The signatories included the European Central Bank and the central banks of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, and England. The original agreement limited incremental sales by the 15 signatories to 400 tonnes per annum over the ensuing five-year period. The original Washington Accord on Gold expired in September 2004, and was renewed by several of the original signatories for a second five-year period. The current per annum limit on gold sales is 500 tonnes, with total sales not to exceed 2,500 tonnes in the five-year period.

  The Investment Sector

   This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

  The Manufacturing Sector

   The fabrication and manufacturing sector represents all the commercial and industrial users of gold for whom gold is a daily part of their business. The jewelry industry is a large user of gold. Other industrial users of gold include the electronics and dental industries.

World Gold Supply and Demand (1994 - 2003)

   The following table sets forth a summary of the world gold supply and demand from 1994 to 2003:


                              1994  1995  1996  1997  1998  1999  2000  2001  2002  2003
                              ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
                                                  (Tonnes)/(1)/
Supply
   Mine production........... 2,285 2,291 2,375 2,493 2,542 2,574 2,591 2,621 2,590 2,592
   Official sector sales.....   130   167   279   326   363   477   479   527   545   616
   Old gold scrap............   621   631   644   626 1,099   608   610   708   836   944
   Net producer hedging......   105   475   142   504    97   506
   Implied net disinvestment.   203    93   102   275               342    44
                              ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   Total Supply.............. 3,344 3,657 3,541 4,223 4,102 4,165 4,022 3,900 3,971 4,154
                              ===== ===== ===== ===== ===== ===== ===== ===== ===== =====
Demand
   Fabrication
       Jewelry............... 2,640 2,812 2,856 3,311 3,182 3,148 3,222 3,026 2,680 2,523
       Other.................   455   502   485   562   567   593   555   476   482   516
                              ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   Total Fabrication......... 3,095 3,314 3,341 3,873 3,749 3,741 3,777 3,501 3,163 3,040
   Bar hoarding..............   249   343   200   350   163   266   230   248   250   183
   Net producer hedging......                                        15   151   437   279
   Implied net investment....                           190   158               122   652
                              ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   Total Demand.............. 3,344 3,657 3,541 4,223 4,102 4,165 4,022 3,900 3,972 4,154
                              ===== ===== ===== ===== ===== ===== ===== ===== ===== =====


Note: Totals may not add due to independent rounding.
--------
(1)"Tonne" refers to one metric tonne. This is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

Source: Gold Fields Mineral Services Ltd Gold Survey 2004.

Historical Chart of the Price of Gold


   The price of gold is volatile and its fluctuations are expected to have a direct impact on the value of the iShares. However, movements in the price of gold in the past, and any past or present trends, are not a reliable indicator of future movements. Movements may be influenced by various factors, including announcements from central banks regarding a country's reserve gold holdings, agreements among central banks, fluctuations in the value of the U.S. dollar, political uncertainties around the world, and economic concerns.



   This section of the prospectus identifies recent movements of the gold price and the historical events surrounding these movements. For the purposes of this discussion, "gold prices" refers to the settlement price for the COMEX spot month gold futures contract. The COMEX settlement price for the spot month gold futures contract and the New York spot price for physical gold are closely related, as they both pertain to the price of gold for New York delivery in two business days. Any divergence between the two prices creates an arbitrage opportunity and is, therefore, limited. The sponsor estimates that for the period from January 1995 through December 2004, the daily settlement price for the COMEX spot month gold futures contract and the closing spot prices for physical gold reported by Bloomberg have a 0.9999 correlation. During that ten-year period, other than in the week of September 11, 2001 (during which the COMEX did not conduct normal trading operations due to the attack on the nearby World Trade Center), the difference between the two prices was equal to or exceeded 1% on a total of four trading days: August 1, 1996 (1.0%), October 1, 1999 (1.7%), February 5, 2003 (1.4%), and January 28, 2004 (1.3%). The sponsor has no reason to believe that the generally high degree of correlation between the prices will not exist in the future. However, the price relationship over a previous period is not necessarily indicative of relative prices on any particular future date.

   The following chart provides a historical background on gold prices. The chart shows the monthly high, low and settlement prices of gold for the period January 1994 to December 2004.





                                    [CHART]




Note: The vertical line represents the high and low price for the respective month, and the square indicates the settle price for the month.

Source: COMEX Division of the New York Mercantile Exchange, Inc.


   The price of gold (in U.S. dollars) declined over the period from 1994 to 1999, from a high of $417.70 on February 2, 1996 to a low of $253.70 on August 25, 1999. The decline in the price of gold during this period was related to a number of factors including, among other things, a strong U.S. dollar (which, historically, has often been negatively correlated with the price of gold), significant forward sales of gold by producers (increasing supply) and selling pressure from speculators betting on falling gold prices.



   The trends that, in general, resulted in falling gold prices from 1994 to 1999 began to change in the second half of 1999. On September 23, 1999, gold prices had recovered to $265.50 per ounce. Furthermore, the announcement of the Central Bank Gold Agreement preceded a sharp rally in the price of gold. Gold prices hit a high of $324.50 on October 6, 1999. However, despite the Central Bank Gold Agreement, prices gradually began to decrease in the fourth quarter of 1999 and through May 2000 for a variety of possible reasons, notably continued strength in the U.S. dollar and U.S. equity markets and a fall in physical demand upon the turn of the millennium.



   The ongoing recovery in the gold price began in 2001. First, declining U.S. interest rates resulted in a fall in the contango (i.e., the premium available on gold for future delivery), which reduced the returns available to producers for forward sales. Second, several mining companies reduced or eliminated their hedging activities in 2001 in response to pressure from shareholders seeking greater leverage to the price of gold, thereby reducing the amount of gold supply entering the market. This led a number of speculators and others who were short gold to close out short positions, further increasing demand. Finally, the terrorist attacks of September 11, 2001 and their political, military, and economic implications led to a sharp rise in the gold price, although gains somewhat moderated by year end.

   Between 2002 and 2004 the price of gold in U.S. dollars has continued to rise due to a number of factors. Among such factors are the decline in the U.S. dollar against other currencies, the poor performance of U.S. and other major equities markets, a surge in investment demand in commodities as an asset class generally and gold specifically, the renewal of the Central Bank Gold Agreement in 2004, and continued reduction in forward selling by mining companies. It is important to note that central bank gold sales have continued over the period and, indeed, the second Central Bank Gold Agreement increased the potential size of sales by the signatories under the agreement. This increase in the price of gold during this period is the first such gain over a three year period since the early 1990s. The 2004 (year to date November 30) average price represents the first average over $400 since 1988 and the highest annual average since that year. As indicated above, present prices and trends are no indication of future prices. There is no assurance that the present upward trend will continue or that gold prices are not about to enter a period of decline. See "Risk Factors--Because the iShares are created to reflect the price of the gold held by the trust, the market prices for the iShares will be as unpredictable as the price of gold has historically been."

                         OPERATION OF THE GOLD MARKET

Futures Exchanges

   The most significant gold futures exchanges are the COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and the Tokyo Commodity Exchange (TOCOM). The COMEX is the largest exchange in the world for trading metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982.

COMEX

   Future exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. Future contracts are defined by the exchange for each commodity. For each commodity traded, this contract specifies the precise quality and quantity standards. The contract's terms and conditions also define the location and timing of physical delivery.

   An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. The prices at which each commodity trades throughout the day serve as world benchmarks. They are immediately transmitted around the world by a wide variety of price-reporting services under arrangement with the exchange. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, gold trades almost 24 hours a day, five business days a week.

   In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to insure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to insure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to insure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement.

   Gold futures opened for trading on the COMEX on December 31, 1974, coinciding with the lifting of the Government's ban on gold ownership by private citizens in the United States.

   The clearing system of NYMEX seeks to minimize credit risk exposure for NYMEX participants. The system binds all the members through both financial deposits and other commitments into a unitary system guaranteeing the performance of each other and their customers. The NYMEX clearinghouse operates this system by holding member firms' funds on deposit, who in turn hold their member and non-member customer funds. The clearinghouse acts as fiscal transfer agent moving funds from account to account on a daily basis as dictated by price changes. The clearinghouse also insures that trading is conducted in an orderly manner by matching trades and maintaining the delivery process.

   The COMEX rules and procedures seek to insure the integrity of the trading process. They are complemented by a system designed to insure the quality of the physical gold used for delivery under the futures contracts. For gold to be eligible for delivery upon a COMEX contract, it must be deposited into an exchange-licensed depository from a source that is capable of guaranteeing the gold's quality. The three sources include: (1) a refiner approved for COMEX gold delivery, (2) an assayer approved to assay such gold, or (3) from another licensed depository, when it entered that depository via either (1) or (2). Gold can only be moved from any of these sources by a COMEX-approved deliverer. Throughout every step, the gold bar must be accompanied by a complete documentary history of its movement. If this chain of integrity is broken at any point, the bar is not eligible and either must be re-assayed to prove its quality or sent back to the refinery to be recast.

   The trading unit of COMEX gold futures contracts is 100 troy ounces. Gold bars tendered for delivery can be cast in the form of either one bar or three one-kilogram bars. In either form, the gross weight of the bar or bars tendered for each contract must be within a five-percent tolerance. The bars must assay at not less than 995 fineness, i.e. 99.5% pure gold. The weight, fineness, bar number and identifying stamp of the refiner must be clearly incised on each bar by the approved refiner. The buyer taking delivery pays for the actual gold content, called the fine weight, in the bar. The fine weight is determined by multiplying the gross weight of the bar or bars tendered for each contract by their fineness. For example, a bar with a gross weight of 100 oz. with a fineness of 995, has a fine weight of 99.5 troy ounces. Delivery of COMEX gold is based on negotiable warehouse receipts, called warrants, for specific bars identified on the receipt which are stored in licensed depositories located in New York City.

   All procedures described above are set forth in the COMEX rules and regulations as in effect as of the date of this prospectus. These rules and regulations are established by the Board of Directors of the NYMEX and subject to change by that body.

Exchange Regulation

   In the United States, commodity futures trading, and the markets where it is conducted, are regulated under the federal Commodity Exchange Act, which is administered by the CFTC, an independent agency of the federal government. The CFTC oversees the operation of the U.S. commodity futures markets, including COMEX. One of the principal public policy objectives of the Commodity Exchange Act is to insure the integrity of the markets it oversees and the reliability of the prices of trades on those markets. The Commodity Exchange Act and CFTC require markets, including COMEX, to have rules and procedures to prevent market manipulation, abusive trade practice and fraud and the CFTC conducts regular review of the markets' rule enforcement programs.

Over-the-Counter Market

   The OTC gold market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global 24-hour per day market, its main centers are London, New York and Zurich.

   Ten members of the LBMA, the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market, act as OTC market-makers and most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC gold trading industry standards. The LBMA's "London Good Delivery Lists", identify approved refiners of gold. In the OTC market, gold that meets the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance set forth in "The Good Delivery Rules for Gold and Silver Bars" published by the LBMA are "London Good Delivery Bars." A London Good Delivery Bar (typically called a "400 ounce bar") must contain between 350 and 430 fine troy ounces of gold (1 troy ounce = 31.1034768 grams), with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of refiners who are on the LBMA-approved list. A London Gold Delivery Bar, which is acceptable for settlement of any OTC transaction will be acceptable for delivery to the trust in connection with the issuance of Baskets of iShares.

London Market Regulation

   Regulation of the London gold market's participants, including the major participating members of the LBMA is the responsibility of the Financial Services Authority (FSA) pursuant to the Financial Services and Markets Act 2000 (FSM Act). This law makes all UK-based banks and investment firms, subject to certain fitness and properness, capital adequacy, liquidity, and systems and control requirements. Spot, commercial forwards, and deposits of gold not covered by the FSM Act is subject to The London Code of Conduct for Non-Investment Products, which was established by market participants in conjunction with the Bank of England.

Not a Regulated Commodity Pool

   The trust will not trade in gold futures contracts on COMEX or on any other futures exchange. The trust will take delivery of physical gold that complies with the COMEX gold delivery rules or the LBMA gold delivery rules. Because the trust will not trade in gold futures contracts on any futures exchange, the trust with not be regulated by the CFTC under the Commodity Exchange Act as a "commodity pool," and will not be operated by a CFTC-regulated commodity pool operator. Investors in the trust will not receive the regulatory protections afforded to investors in regulated commodity pools, nor may COMEX or any futures exchange enforce its rules with respect to the trust's activities. In addition, investors in the trust will not benefit from the protections afforded to investors in gold futures contracts on regulated futures exchanges.

                             BUSINESS OF THE TRUST


   The activities of the trust are limited to (1) issuing Baskets of iShares in exchange for the gold deposited with the custodian as consideration, (2) selling gold as necessary to cover the sponsor's fee, trust expenses not assumed by the sponsor and other liabilities and (3) delivering gold in exchange for Baskets of iShares surrendered for redemption. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold.


Trust Objective


   The objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time less the trust's expenses and liabilities. The iShares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in physical gold requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical gold being efficient only in amounts beyond the reach of many investors. The iShares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold, while at the same time having an intrinsic value that reflects, at any given time, the price of the gold owned by the trust at such time less the trust expenses and liabilities. Although the iShares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.


   An investment in iShares is:

  Backed by gold held by the custodian on behalf of the trust.


      The iShares are backed by the assets of the trust. The trustee's arrangements with the custodian contemplate that at the end of each business day there can be in the trust account no more than 430 ounces of gold in an unallocated form. Accordingly, the bulk of the trust's gold holdings is represented by physical gold, identified on the custodian's books as the property of the trust and held by the custodian in the vicinity of New York, Toronto, Montreal, London and other locations that may be authorized in the future.


  As accessible and easy to handle as any other investment in shares.


      Retail investors may purchase and sell iShares through traditional brokerage accounts. Because the intrinsic value of each iShare is a function of the price of only a fraction of an ounce of gold held by the trust, the cash outlay necessary for an investment in iShares should be less than the amount required for currently existing means of investing in physical gold. iShares are eligible for margin accounts.


  Listed.

      Although there can be no assurance that an actively traded market in the iShares will develop, the iShares will be listed and traded on the AMEX under the symbol "IAU".

  Relatively cost efficient.

      Because the expenses involved in an investment in physical gold will be dispersed among all holders of iShares, an investment in iShares may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold.

Secondary Market Trading

   While the objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time less the trust's expenses and liabilities, iShares may trade at, above or below their NAV. The NAV of iShares will fluctuate with changes in the market value of the trust's assets. The trading prices of iShares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and the AMEX. While the iShares will trade on the AMEX until 4:15 P.M. New York time, liquidity in the market for gold will be reduced after the close of the major world gold markets, including London, Zurich and COMEX (which usually closes from 1:30 P.M. until 2:00 P.M. New York time). As a result, during this time, trading spreads, and the resulting premium or discount, on iShares may widen. However, given that Baskets of iShares can be created and redeemed in exchange for the underlying amount of gold, the sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.


Valuation of Gold; Computation of Net Asset Value


   On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the gold held by the trust and determines the net asset value of the trust. For purposes of making these calculations, a business day means any day other than a day when the AMEX is closed for regular trading.



   The trustee values the trust's gold on the basis of that day's announced COMEX settlement price for the spot month gold futures contract. At any point in time, the spot month contract is the futures contract then closest to maturity. If there is no announced COMEX settlement price for spot month gold futures on a business day, the trustee is authorized to use the most recently announced COMEX settlement price for spot month gold futures contracts unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation.


   The COMEX daily settlement price for each gold futures contract is established by a subcommittee of COMEX members shortly after the close of trading in New York. The daily settlement price for each contract (delivery month) is derived from the daily settlement price for the most active futures contract month, which is not necessarily the spot month. That settlement price for the most active futures contract month is the average, rounded off to the nearest multiple of ten cents, of the highest and lowest price of the trades for that contract month reported during the last one minute of trading prior to the close of the market.

   For all other gold futures contract months, which may include the spot month, the settlement prices are determined by COMEX based upon the differentials reflected in spread trades between adjacent months, such differentials being directly or indirectly related to the most active month. These differentials are determined by the average of the highest and lowest spread trades (trades based upon the differential between the price for two contract months) reported during the last fifteen minutes of trading prior to the close of the market. In the case that there were no such spread trades, the average of the bids and offers for spread transactions during that last fifteen-minute period are used. In the case that there were no such bids and offers during that time, the contracts are settled at prices consistent with the differentials for other contract months that were settled by the first or second method. If the third method is used, the subcommittee of the COMEX members establishing those settlement prices provides a record of the differentials from other contract months which formed the basis for those settlements.

   If the COMEX establishes, with the approval of, or after regulatory notification to, the CFTC, rules for regularly determining a gold price that is different from that described above, the trustee, in consultation with the sponsor, may decide to evaluate the gold held by the trust using such other COMEX gold price, and the new price will become effective 60 days after notice of the trustee's decision is sent to the holders of iShares.


   Once the value of the gold has been determined, the trustee subtracts all accrued fees (other than the fees to be computed by reference to the value of the trust or its assets), expenses and other liabilities of the trust from the total value of the gold and all other assets of the trust. The resulting figure is the adjusted net asset value of the trust, which is used to compute all fees (including the trustee's and the sponsor's fees) which are calculated from the value of the trust's assets.



   To determine the net asset value of the trust, the trustee subtracts from the adjusted net asset value of the trust the amount of accrued fees computed from the value of the trust's assets. The trustee also determines the NAV by dividing the net asset value of the trust by the number of the iShares outstanding at the time the computation is made.

Trust Expenses

   The trust's only ordinary recurring expense is expected to be the sponsor's fee. In exchange for the sponsor's fee the sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee's monthly fee, the custodian's fee, AMEX listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor will also pay the costs of the trust's organization and the initial sale of the iShares, including the applicable SEC registration fees.


   The sponsor's fee is accrued daily at an annualized rate equal to 0.40% of the adjusted net asset value of the trust and is payable monthly in arrears. The trustee will, when directed by the sponsor, and, in the absence of such direction, may, in its discretion, sell gold in such quantity and at such times, as may be necessary to permit payment of the sponsor's fee and of trust expenses or liabilities not assumed by the sponsor. The trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust's holdings of assets other than gold. Accordingly, the amount of gold to be sold will vary from time to time depending on the level of the trust's expenses and the market price of gold. The custodian has agreed to purchase from the trust, at the request of the trustee, gold needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the gold held by the trust on the date of the sale.


   Cash held by the trustee pending payment of the trust's expenses will not bear any interest. Each sale of gold by the trust will be a taxable event to Shareholders. See "United States Federal Tax Consequences--Taxation of U.S. Shareholders."

Impact of Trust Expenses on the Trust's Net Asset Value


   The trust sells gold to raise the funds needed for the payment of the sponsor's fee and all trust expenses or liabilities not assumed by the sponsor. See "The Sponsor--The Sponsor's Fee". The purchase price received as consideration for such sales is the trust's sole source of funds to cover its liabilities. The trust does not engage in any activity designed to derive a profit from changes in the price of gold. Gold not needed to redeem Baskets of iShares, or to cover the sponsor's fee and trust expenses or liabilities not assumed by the trustee, will be held in physical form by the custodian (except for residual amounts not exceeding 430 ounces which will be held in unallocated form by the custodian on behalf of the trust). As a result of the recurring sales of gold necessary to pay the sponsor's fee and the trust expenses or liabilities not assumed by the sponsor, the net asset value of the trust and, correspondingly, the fractional amount of gold represented by each iShare will decrease over the life of the trust. New deposits of gold, received in exchange for additional new Baskets issued by the trust, do not reverse this trend.

   The following table, prepared by the sponsor, illustrates the anticipated impact of the sales of gold discussed above on the fractional amount of gold represented by each outstanding iShare. It assumes that the only sales of gold will be those needed to pay the sponsor's fee and that the price of gold and the number of iShares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of gold represented by each iShare.

Calculation of NAV:
                                                                     Year
                                                      ----------------------------------
                                                           1           2           3
                                                      ----------  ----------  ----------
Hypothetical gold price per ounce.................... $   400.00  $   400.00  $   400.00
Sponsor's fee........................................       0.40%       0.40%       0.40%
Shares of trust, beginning...........................    100,000     100,000     100,000
Ounces of gold in trust, beginning...................  10,000.00    9,960.00    9,920.00
Beginning adjusted net asset value of the trust...... $4,000,000  $3,984,000  $3,968,000
Ounces of gold to be sold to cover the sponsor's fee*      40.00       39.84       39.68
Ounces of gold in trust, ending......................   9,960.00    9,920.00    9,880.00
Ending adjusted net asset value of the trust......... $3,984,000  $3,968,000  $3,952,000
Ending NAV........................................... $    39.84  $    39.68  $    39.52


*  Sales occur daily, but the sponsor's fee is payable monthly in arrears.

              DESCRIPTION OF THE iSHARES AND THE TRUST AGREEMENT


   The trust was formed on January 21, 2005 when the sponsor and The Bank of New York signed the Trust Agreement and the Initial Purchaser made the initial deposit for the issuance of three Baskets. The purpose of the trust is to own gold transferred to the trust in exchange for iShares issued by the trust. The trust is governed by the Trust Agreement among the sponsor, the trustee, the registered holders and beneficial owners of iShares and all persons that deposit gold for the purpose of creating iShares. The Trust Agreement sets out the rights of depositors of gold and registered holders of iShares and the rights and obligations of the sponsor and the trustee. New York law governs the Trust Agreement, the trust and the iShares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part.



   Each iShare represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of gold held by the custodian on behalf of the trust. However, the trust is expected to make daily sales of gold to pay the sponsor's fee and to cover expenses and liabilities not assumed by the sponsor. Such sales result in the trust holding cash for brief periods of time. In addition, there may be other situations where the trust may hold cash. For example, a claim may arise against the custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of gold will be accepted (i.e., there will be no issuance of new iShares) until after the record date for the distribution of such cash or other property has passed. The trust issues iShares only in Baskets of 50,000 or integral multiples thereof. Baskets of iShares may be redeemed by the trust in exchange for the amount of gold represented by the aggregate number of iShares redeemed. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.


Deposit of Gold; Issuance of Baskets of iShares


   The trust expects to create and redeem iShares on a continuous basis but only in Baskets of 50,000 iShares. Upon the deposit of the corresponding amount of gold with the custodian, and the payment of the trustee's applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. Only Authorized Participants can deposit gold and receive Baskets of iShares in exchange. As of the date of this prospectus, Barclays Capital Inc., Goldman Sachs & Co., Goldman Sachs Execution & Clearing L.P. and Merrill Lynch Professional Clearing Corp. are the only Authorized Participants. The sponsor and the trustee will maintain a current list of Authorized Participants. Gold deposited with the custodian must either (a) meet the requirements to be delivered in settlement of a COMEX gold futures contract pursuant to rules adopted by COMEX, or (b) meet the London Good Delivery Standards.


   Before making a deposit, the Authorized Participant must deliver to the trustee a written purchase order indicating the number of Baskets it intends to acquire and the location or locations where it expects to make the corresponding deposit of gold with the custodian. The trustee will acknowledge the purchase order unless it or the sponsor decides to refuse the deposit as described below under "Requirements for Trustee Actions." The date the trustee receives that order will determine the Basket Gold Amount the Authorized Participant needs to deposit. However, orders received by the trustee after 4:00p.m. (New York time) on a business day will be treated as received on the next following business day. The trustee has entered into an agreement with the custodian which contains arrangements so that gold can be delivered to the custodian in the vicinity of New York, Toronto, Canada, Montreal, Canada, London, England, or at other locations that may be authorized in the future.

   If the trustee accepts the purchase order, it will transmit to the Authorized Participant, via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the date such purchase order is received, or deemed received, a copy of the purchase order endorsed "Accepted" by the trustee and indicating the Basket Gold Amount that the Authorized Participant must deliver to the custodian in exchange for each Basket. Prior to the trustee's acceptance as specified above, a purchase order will only represent the Authorized Participant's unilateral offer to deposit gold in exchange for Baskets of iShares and will have no binding effect upon the trust, the trustee, the custodian or any other party.


   The Basket Gold Amount necessary for the creation of a Basket changes from day to day. The initial Basket Gold Amount is 5,000 fine ounces of gold. On each day that the AMEX is open for regular trading, the trustee will adjust the quantity of gold constituting the Basket Gold Amount as appropriate to reflect sales of gold, any loss of gold that may occur, and accrued expenses. The computation will be made by the trustee as promptly as practicable after 4:00 p.m. (New York time). See "Business of the Trust--Valuation of Gold; Computation of Net Asset Value" for a description of how the COMEX determines settlement prices, including the settlement price for the spot month gold futures contract and how the trustee determines the NAV. The trustee will determine the Basket Gold Amount for a given business day by multiplying the NAV by the number of iShares in each Basket (50,0000) and dividing the resulting product by that day's COMEX settlement price for the spot month gold futures contract. Fractions of a fine ounce of gold smaller than 0.001 fine ounce will be disregarded for purposes of the computation of the Basket Gold Amount. The Basket Gold Amount so determined will be communicated via facsimile or electronic mail message to all Authorized Participants, and will be available in the sponsor's website for the iShares. It is expected that the AMEX will also publicize the Basket Gold Amount determined by the trustee as indicated above.


   Because the sponsor has assumed what are expected to be most of the trust's expenses, and the sponsor's fee accrues daily at the same rate (i.e., 1/365th of the net asset value of the trust multiplied by 0.40%), in the absence of any extraordinary expenses or liabilities the amount of gold by which the Basket Gold Amount will decrease each day will be predictable. The trustee intends to make available on each business day through the same channels used to disseminate the actual Basket Gold Amount determined by the trustee as indicated above an indicative Basket Gold Amount for the next business day. Authorized Participants may use that indicative Basket Gold Amount as guidance regarding the amount of gold that they may expect to have to deposit with the custodian in respect of purchase orders placed by them on such next business day and accepted by the trustee. The agreement entered with each Authorized Participant provides, however, that once a purchase order has been accepted by the trustee, the Authorized Participant will be required to deposit with the custodian the Basket Gold Amount determined by the trustee on the effective date of the purchase order.

   No iShares will be issued unless and until the custodian has informed the trustee that it has allocated to the trust's account (except that any amounts of less than 430 ounces may be held in the trust account on an unallocated basis) the corresponding amount of gold. In accordance with the procedures that the custodian has agreed to follow in connection with the creation of iShares, gold received by the custodian no later than 11:30 a.m. (local time at the place of delivery) will be allocated to the trust's account no later than 9:00 a.m. (New York time) on


      (a) on the same day, if it is delivered to the custodian's account at The Bank of England;



      (b) the second business day thereafter, if it does not exceed


          (i) 500,000 fine ounces, in the case of gold that, prior to the transaction, was already in the possession of the custodian (e.g. if the custodian held it for the account of the Authorized Participant party to the transaction), or

          (ii) 50,000 fine ounces, in the case of gold which, prior to the transaction, was not in the possession of the custodian (i.e., gold that is first delivered in physical form to the custodian in connection with the transaction); or


      (c) the fourth business day thereafter, in the case of more than 50,000 fine ounces but less than 100,000 fine ounces of gold that, prior to the transaction, was not in the possession of the custodian.


In all other cases, the custodian will allocate gold to the trust's account as soon as practicable after its receipt at the custodian's facilities.

Redemption of Baskets of iShares; Withdrawal of Gold

   Authorized Participants, acting on authority of the registered holder of iShares, may surrender Baskets of iShares in exchange for the corresponding Basket Gold Amount announced by the trustee. Upon the surrender of such iShares and the payment of the trustee's applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the trustee will deliver to the order of the redeeming Authorized Participant the amount of gold corresponding to the redeemed Baskets. iShares can only be surrendered for redemption in Baskets of 50,000 iShares each.

   Before surrendering Baskets of iShares for redemption, an Authorized Participant must deliver to the trustee a written request indicating the number of Baskets it intends to redeem and the location where it would like to take delivery of the gold represented by such Baskets. The trustee will acknowledge the order unless it or the sponsor decides to refuse the surrender as described below under "Requirements for Trustee Actions." The date the trustee receives that order will determine the Basket Gold Amount to be received in exchange. However, orders received by the trustee after 4:00 p.m. (New York time) on a business day will be treated as received on the next following business day.

   The custodian will make the gold available for collection at its office or at the office of a sub-custodian if the gold is being held by a sub-custodian. Gold will be delivered at the locations designated by the trustee, in consultation with the custodian. Redeeming Authorized Participants will be entitled to express a preference as to where they would like to have gold delivered, but will have no right to receive delivery at a specified location.

   Unless otherwise agreed to by the Custodian, gold will be delivered to the redeeming Authorized Participants in the form of physical bars only (except that any amount of less than 430 ounces may be transferred to an unallocated account of or as ordered by, the redeeming Authorized Participant).


   Redemptions may be suspended only (i) during any period in which regular trading on the AMEX or the COMEX is suspended or restricted or one or both exchanges are closed (other than scheduled holiday or weekend closings), or
(ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.


Certificates Evidencing the iShares

   The iShares will be evidenced by certificates executed and delivered by the trustee on behalf of the trust. The sponsor expects that DTC will accept the iShares for settlement through its book-entry settlement system. So long as the iShares are eligible for DTC settlement, there will be only one certificate evidencing shares that will be registered in the name of a nominee of DTC. Investors will be able to own iShares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing iShares. Because iShares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold iShares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

   If the sponsor and trustee determine that there is more cash being held in the trust than is needed to pay the trust's expenses for the next month, the trustee will distribute the extra cash to DTC.

   If the trust receives any property other than gold or cash, the trustee will distribute that property to DTC by any means it thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the trustee will sell the property and distribute the net proceeds, in the same way as it does with cash.

   Registered holders of iShares will receive these distributions in proportion to the number of iShares owned. Before making a distribution, the trustee will deduct any applicable withholding taxes and any fees and expenses of the trust that have not been paid. It will distribute only whole United States dollars and cents and will round fractional cents to the nearest whole cent. The trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

   iShares do not have any voting rights. However, registered holders of at least 25% of the iShares have the right to require the trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the iShares have the right to require the trustee to terminate the Trust Agreement as described below.

Fees and Expenses of the Trustee

  . Each deposit of gold for the creation of Baskets of iShares and each surrender of Baskets of iShares for the purpose of withdrawing trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the trustee of a fee of $2,000.

  . The trustee will be entitled to reimburse itself from the assets of the trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the trust or in connection with any discretionary action the trustee may take to protect the trust or the interests of the holders.

Trust Expenses and Gold Sales

   In addition to the fee payable to the sponsor (See "The Sponsor--The Sponsor's Fee"), the trustee will pay the following expenses out of the assets of the trust:

  . any expenses or liabilities of the trust that are not assumed by the sponsor;

  . any taxes and other governmental charges that may fall on the trust or its property;

  . expenses and costs of any action taken by the trustee or the sponsor to protect the trust and the rights and interests of holders of iShares; and

  .   any indemnification of the sponsor as described below.

The trustee will sell the trust's gold from time to time as necessary to permit payment of the fees and expenses that the trust is required to pay. See "Business of the Trust--Trust Expenses."

   The trustee is not responsible for any depreciation or loss incurred by reason of sales of gold made in compliance with the Trust Agreement.

Payment of Taxes

   The trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of iShares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Gold and the Trust Assets

   See "Business of the Trust--Valuation of Gold; Computation of Net Asset
Value".

Amendment and Termination

   The sponsor and the trustee may agree to amend the Trust Agreement without the consent of the holders of iShares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of iShares, it will not become effective for outstanding iShares until 30 days after the trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold iShares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

   The trustee will terminate the Trust Agreement if:

  . the trustee is notified that the iShares are delisted from the AMEX and are not approved for listing on another national securities exchange within five business days of their delisting;

  . holders of at least 75% of the outstanding iShares notify the trustee that they elect to terminate the trust;

  . 60 days have elapsed since the trustee notified the sponsor of the trustee's election to resign and a successor trustee has not been appointed and accepted its appointment;

  . the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

  . the aggregate market capitalization of the trust, based on the closing price for the iShares, was less than $350 million on each of five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

  . the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

  . the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.


If not terminated earlier by the trustee, the trust will terminate on January 19, 2045. The trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the trustee and its agents will do the following under the Trust Agreement but nothing else: (1) collect distributions pertaining to trust property, (2) pay the trust's expenses and sell gold as necessary to meet those expenses and (3) deliver trust property upon surrender and cancellation of iShares. Ninety days or more after termination, the trustee may sell any remaining trust property by public or private sale. After that, the trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their iShares. It will not invest the money and has no liability for interest. The trustee's only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.


Limitations on Obligations and Liability

   The Trust Agreement expressly limits the obligations of the sponsor and the trustee. It also limits the liability of the sponsor and the trustee. The sponsor and the trustee:

  . are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

  . are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Trust Agreement;

  . are not liable if they exercise discretion permitted under the Trust Agreement;

  . have no obligation to prosecute a lawsuit or other proceeding related to the iShares or the Trust Agreement on behalf of the holders of iShares or on behalf of any other person;

  . may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In addition, the sponsor will be indemnified by the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part.

Requirements for Trustee Actions


   Before the trustee delivers or registers a transfer of iShares, makes a distribution on iShares, or permits withdrawal of trust property, the trustee may require:


  . payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any iShares or trust property;

  . satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  . compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.


The trustee may suspend the delivery or registration of transfers of iShares, or may refuse a particular deposit or transfer at any time when the transfer books of the trustee are closed or if the trustee or the sponsor thinks it necessary or advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on the AMEX or the COMEX is suspended or restricted or one or both exchanges are closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

      THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

   DTC will act as securities depository for the iShares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

   Individual certificates will not be issued for the iShares. Instead, a global certificate will be signed by the trustee on behalf of the trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the trustee on behalf of DTC. The global certificate will represent all of the iShares outstanding at any time.

   Upon the settlement date of any creation, transfer or redemption of iShares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the iShares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of iShares.

   Beneficial ownership of the iShares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the iShares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants, and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the iShares.

   Investors may transfer the iShares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their iShares to transfer the iShares. Transfers will be made in accordance with standard securities industry practice.

   DTC may decide to discontinue providing its service for the iShares by giving notice to the trustee and the sponsor. Under such circumstances, the trustee and the sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for iShares to the DTC Participants having iShares credited to their accounts.

   The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

   The Trust Agreement provides that, as long as the iShares are represented by a global certificate registered in the name of DTC or its nominee, as described above, the trustee will be entitled to treat DTC as the holder of the iShares.

                                  THE SPONSOR

   The sponsor is a national banking association chartered in the United States and a wholly-owned subsidiary of Barclays Bank PLC. The sponsor operates as a limited purpose trust company. Its primary regulator is the Office of the Comptroller of the Currency, the agency of the U.S. Treasury Department that regulates United States national banks. The sponsor's principal office is located at 45 Fremont Street, San Francisco, CA 94105.

The Sponsor's Role

   The sponsor will arrange for the creation of the trust, the registration of the iShares for their public offering in the United States and the listing of the iShares on the AMEX. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee's monthly fee, the custodian's fee, AMEX listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor will also pay the costs of the trust's organization and the initial sale of the iShares, including the applicable SEC registration fees.

   The sponsor will not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The Sponsor's Fee


   The sponsor's fee accrues daily at an annualized rate equal to 0.40% of the adjusted net asset value of the trust and is payable monthly in arrears.

                                  THE TRUSTEE

   The Bank of New York, a banking corporation organized under the laws of the State of New York with trust powers, will serve as the trustee. The Bank of New York has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The Bank of New York is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket composition, NAV of the trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from The Bank of New York by calling the following number: (212) 815-6250. A copy of the Trust Agreement is available for inspection at The Bank of New York's trust office identified above. The Bank of New York had at least $150 million in capital and retained earnings as of December 31, 2003.

The Trustee's Role

   The trustee is responsible for the day-to-day administration of the trust. This includes (1) processing orders for the creation and redemption of Baskets;
(2) coordinating with the custodian the receipt and delivery of gold transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust's gold as needed to cover the trust's expenses. In addition, the trustee will prepare the financial statements of the trust.


   The trustee's monthly fees are paid by the sponsor.


   The trustee and any of its affiliates may from time to time purchase or sell iShares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

                                 THE CUSTODIAN

   The Bank of Nova Scotia, a bank organized under the laws of Canada, will serve as the custodian of the trust's gold.

The Custodian's Role

   The custodian is responsible for safekeeping the gold deposited into the trust in connection with the creation of Baskets. The custodian is appointed by the trustee and is responsible to the trustee only. The custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total value of the trust's gold held by the custodian exceeds $2 billion. If this limit is exceeded, the sponsor anticipates that the trustee, with the consent of the sponsor, would retain an additional custodian. While the sponsor will seek any agreement with an additional custodian to be at least as protective of the interests of the trust as the current agreement with The Bank of Nova Scotia is, the actual terms and conditions of such agreement will only be negotiated at the time such additional custodian becomes necessary. The identity of such additional custodian, as well as market conditions prevailing at the time, may, among other factors, result in the need to hire an additional custodian under terms and conditions significantly different from those in the agreement with The Bank of Nova Scotia. For example, the duration of the agreement with the additional custodian, its fees, the maximum amount of gold that the additional custodian will hold on behalf of the trust, the scope of the additional custodian's liability (including with respect to gold held by subcustodians) and the additional custodian's standard of care may not be exactly the same as in the agreement with The Bank of Nova Scotia.

   The custodian is responsible for conducting certain limited inspections of the gold delivered by an Authorized Participant and exercising a level of care similar to that used for its own account. However, the custodian is not responsible for conducting any chemical or other tests designed to verify that such gold meets the purity requirements referred to in the Trust Agreement.


   The custodian's fees are paid by the sponsor.

   The custodian has agreed to purchase from the trust, at the request of the trustee, gold needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the gold held by the trust on the date of the sale.

   The custodian and any of its affiliates may from time to time purchase or sell iShares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Custody of the Trust's Gold

   The following is a description of the material provisions of the custodian agreement between the trustee and The Bank of Nova Scotia as the custodian under which the custodian will hold the gold that belongs to the trust. For additional information, see the form of custodian agreement that is filed as an exhibit to the registration statement of which this prospectus is a part. The custodian's office is located at One Liberty Plaza, New York, New York 10006. New York law governs the custodian agreement.

   The custodian will receive and hold gold that is deposited for the account of the trust. The custodian will release gold from the trust's account when instructed in writing by the trustee, and not otherwise.

   The custodian may keep the trust's gold at locations in the vicinity of New York, Toronto, Canada, Montreal, Canada, London, England, or with the consent of the trustee and the sponsor, in other places. The custodian may, at its own expense and risk, use subcustodians to discharge its obligations to the trust under the custodian agreement. The custodian has agreed that, other than The Bank of England, it will only retain subcustodians if they agree to grant to the trustee and the independent accountants of the trust access to records and inspection rights similar to those granted by The Bank of Nova Scotia in its agreement with the trustee. The custodian will remain responsible to the trustee for any gold held by any subcustodian appointed by the custodian to the same extent as if such gold were held by the custodian itself.

   When instructed by the trustee, the custodian will make gold from the trust's account available for collection at its office or at the office of a subcustodian where the gold is being held or will deliver up to 430 ounces of gold on an unallocated basis to any account maintained with it or, if the custodian considers it lawful and practical, to an account maintained with any other custodial institution. As a result, in connection with redemptions of shares, gold may be received on an unallocated basis in an account maintained anywhere (if the custodian considers it lawful and practical to do so), or gold may be collected at any of the physical locations where the custodian is holding the trust's gold in the vicinity of New York, Toronto, Montreal or London, to the extent the gold is available in any particular location.

   The custodian will be liable and must indemnify the trustee for any loss or liability relating to any act or omission of the custodian, including any failure of the custodian to act in accordance with the trustee's instructions or any physical loss, destruction or damage to the gold held for the trust's account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian for which the custodian will not be responsible to the trust. The custodian will be responsible for the trust's gold held at subcustodians to the same extent as if that gold were in the custodian's own vault.

   The custodian may hold gold for the account of the trust on an unallocated basis. However, the custodian must take reasonable action to minimize the amount of bullion in the trust's account that is on an unallocated basis, and the custodian must allocate gold bars to the account of the trust so that no more than 430 ounces of gold are held for the trust's account on an unallocated basis at the end of each business day of the custodian.

   The custodian must maintain at least the minimum amount of capital required to be an approved gold depository for the purposes of delivery with respect of gold futures traded on COMEX and must maintain adequate insurance covering any loss of property held for the trust. The sponsor expects the custodian's insurance will generally support the ability of the custodian to meet its obligations under the custodian agreement, but that insurance does not directly benefit the trust.

   Either the trustee or the custodian may terminate the custodian agreement on 60 days' prior notice.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of iShares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in iShares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker- dealers, traders, persons holding iShares as a position in a "hedging," "straddle," "conversion," or "constructive sale" transaction for United States federal income tax purposes, persons whose "functional currency" is not the United States dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold iShares as "capital assets" within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of iShares. Purchasers of iShares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in iShares.

   For purposes of this discussion, a "U.S. Shareholder" is a Shareholder that is:

  . An individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;

  . A corporation or partnership (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

  . An estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  . A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not a U.S. Shareholder as defined above is considered a "Non-U.S. Shareholder" for purposes of this discussion.

Taxation of the Trust

   The sponsor and the trustee will treat the trust as a "grantor trust" for United States federal income tax purposes. In the opinion of Clifford Chance US LLP, although not free from doubt due to the lack of directly governing authority, the trust will be classified as a "grantor trust" for United States federal income tax purposes. As a result, the trust itself will not be subject to United States federal income tax. Instead, the trust's income and expenses will "flow through" to the Shareholders, and the trustee will report the trust's income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel's opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the sponsor nor the trustee will request a ruling from the IRS with respect to the classification of the trust for United States federal income tax purposes. If the IRS were to assert successfully that the trust is not classified as a "grantor trust," the trust would be classified as a partnership for United States federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

   The following discussion assumes that the trust will be classified as a "grantor trust" for United States federal income tax purposes.

Taxation of U.S. Shareholders

   Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the trust's income, if any, and as if they directly incurred their respective pro rata shares of the trust's expenses. In the case of a Shareholder that purchases iShares for cash, its initial tax basis in its pro rata share of the assets held in the trust at the time it acquires its iShares will be equal to its cost of acquiring the iShares. In the case of a Shareholder that acquires its iShares as part of a creation of a Basket, the delivery of gold to the trust in exchange for the underlying gold represented by the iShares will not be a taxable event to the Shareholder, and the Shareholder's tax basis and holding period for the Shareholder's pro rata share of the gold held in the trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder's iShares are acquired on the same date and at the same price per iShare. Shareholders that hold multiple lots of iShares, or that are contemplating acquiring multiple lots of iShares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such iShares.

   When the trust sells gold, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder's pro rata share of the amount realized by the trust upon the sale and (b) the Shareholder's tax basis for its pro rata share of the gold that was sold. A Shareholder's tax basis for its share of any gold sold by the trust generally will be determined by multiplying the Shareholder's total basis for its share of all of the gold held in the trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the trust immediately prior to the sale. After any such sale, a Shareholder's tax basis for its pro rata share of the gold remaining in the trust will be equal to its tax basis for its share of the total amount of the gold held in the trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold. The delivery to the trust of gold in specified denominations (e.g., COMEX gold in denominations of 100 ounces) and the subsequent delivery by the trust of gold in different denominations (e.g., LBMA gold in denominations of 400 ounces) will not constitute a taxable event.

   Upon a Shareholder's sale of some or all of its iShares, the Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the trust at the time of the sale that is attributable to the iShares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the iShares, and (b) the Shareholder's tax basis for the portion of its pro rata share of the gold held in the trust at the time of sale that is attributable to the iShares sold, as determined in the manner described in the preceding paragraph.

   A redemption of some or all of a Shareholder's iShares in exchange for the underlying gold represented by the iShares redeemed generally will not be a taxable event to the Shareholder. In addition, a Shareholder that acquires its iShares as part of a creation of a Basket by the delivery to the trust of gold in specified denominations (e.g., COMEX gold in denominations of 100 ounces), the subsequent redemption of its iShares for gold delivered by the trust in different denominations (e.g., LBMA gold in denominations of 400 ounces) will not constitute a taxable event, provided that amount of gold received upon redemption contains the equivalent metallic content of the gold delivered upon creation, less amounts accrued or sold to pay the trust's expenses and other charges. The Shareholder's tax basis for the gold received in the redemption generally will be the same as the Shareholder's tax basis for the portion of its pro rata share of the gold held in the trust immediately prior to the redemption that is attributable to the iShares redeemed. The Shareholder's holding period with respect to the gold received should include the period during which the Shareholder held the iShares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event.

   After any sale or redemption of less than all of a Shareholder's iShares, the Shareholder's tax basis for its pro rata share of the gold held in the trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the gold received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

   Under current law, gains recognized by individuals from the sale of "collectibles," including gold, held for more than one year are taxed at a maximum rate of 28%, rather than the current 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of iShares held for more than one year, or attributable to the trust's sale of any gold which the Shareholder is treated (through its ownership of iShares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual United States taxpayer are generally the same as those at which ordinary income is taxed.

Brokerage Fees and Trust Expenses

   Any brokerage or other transaction fee incurred by a Shareholder in purchasing iShares will be treated as part of the Shareholder's tax basis in the underlying assets of the trust. Similarly, any brokerage fee incurred by a Shareholder in selling iShares will reduce the amount realized by the Shareholder with respect to the sale.

   Shareholders will be required to recognize the full amount of gain or loss upon a sale of gold by the trust (as discussed above), even though some or all of the proceeds of such sale are used by the trustee to pay trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

Investment by Regulated Investment Companies

   Mutual funds and other investment vehicles which are "regulated investment companies" within the meaning of Code section 851 should consult with their tax advisors concerning (i) the likelihood that an investment in iShares, although they are a "security" within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying gold for purposes of Code section 851(b), and (ii) the extent to which an investment in iShares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment by Certain Retirement Plans

   The purchase of iShares as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, may be treated as the acquisition of a "collectible" that is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. Such treatment would apply if an account's purchase of iShares would be treated, for these purposes, as the acquisition of an interest in the underlying gold held in the trust, and such bullion (i) is not treated as in the physical possession of the IRA trustee, or (ii) is of a fineness less than the minimum fineness of a "contract market" (as defined in 7 United States Code (S) 7) required for a regulated futures contract. Persons considering the purchase of iShares by an IRA, or by a participant-directed account under a Code section 401(a) plan, should consult their own tax advisers as to whether such purchase will be treated as resulting in a taxable distribution to the IRA owner or plan participant. See also "ERISA and Related Considerations."

Taxation of Non-U.S. Shareholders

   A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of iShares, or upon the sale of gold by the trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

   The trustee will file certain information returns with the IRS in connection with the trust. A U.S. Shareholder may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person in order to avoid the information reporting and backup withholding tax requirements.

   The amount of any backup withholding will be allowed as a credit against a Shareholder's United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Taxation in Jurisdictions Other Than the United States

   Prospective purchasers of iShares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in iShares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

                       ERISA AND RELATED CONSIDERATIONS

   The Employee Retirement Income Security Act of 1974 (ERISA) and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, Plans), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

   In contemplating an investment of a portion of Plan assets in iShares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the "Risk Factors" discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan's funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

   It is anticipated that the iShares will constitute "publicly-held offered securities" as defined in Department of Labor Regulations (S) 2510.3-101(b)(2). Accordingly, iShares purchased by a Plan, and not the Plan's interest in the underlying gold held in the trust represented by the iShares, should be treated as assets of the Plan, for purposes of applying the "fiduciary responsibility" and "prohibited transaction" rules of ERISA and the Code. See also "United States Federal Tax Consequences--Investment by Certain Retirement Plans."

                             PLAN OF DISTRIBUTION


   In addition to, and independent of the initial purchase by the Initial Purchaser (described below), the trust issues iShares in Baskets to Authorized Participants in exchange for deposits of gold on a continuous basis. Because new iShares can be created and issued on an ongoing basis, at any point during the life of the trust, a "distribution," as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the trust, breaks the Basket down into the constituent iShares and sells the iShares to its customers; or if it chooses to couple the creation of a supply of new iShares with an active selling effort involving solicitation of secondary market demand for the iShares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.


   Investors that purchase iShares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

   Dealers that are not "underwriters" but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with iShares that are part of an "unsold allotment" within the meaning of
Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

   The sponsor intends to qualify the iShares in states selected by the sponsor and that sales be made through broker-dealers who are members of the NASD. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor's state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.


   Barclays Capital Inc. is the Initial Purchaser. On January 21, 2005, the Initial Purchaser agreed to purchase 150,000 iShares which compose the initial Baskets. As consideration for the initial Baskets, the trust received from the Initial Purchaser 15,000 ounces of gold. The Initial Purchaser intends to make a public offering of the initial Baskets at a per iShare offering price that will vary, depending among other factors, on the price of gold and the trading price of the iShares on the AMEX at the time of the offer. iShares offered by the Initial Purchaser at different times may have different offering prices. The Initial Purchaser will not receive from the trust, the sponsor or any of their affiliates any fee or other compensation in connection with the sale of the iShares. With respect to sale of the iShares comprising the initial Baskets and in the event that the Initial Purchaser or any affiliate acts as Authorized Participant, it may receive commissions/fees from investors who purchase iShares.


   The trust will not bear any expenses in connection with the offering or sales of the initial Baskets of iShares.

   The sponsor has agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof.


   Because the NASD views the iShares as interests in a direct participation program, no NASD-member, or person associated with a member, will participate in a public offering of iShares except in compliance with Rule 2810 of the NASD Conduct Rules. Neither the Initial Purchaser nor the Authorized Participants receive from the trust or the sponsor any compensation in connection with an offering of the iShares. Accordingly, there is, and will be, no payment of underwriting compensation in connection with any such offering in excess of 10% of the gross proceeds of the offering for commissions and 0.5% for due diligence.

   The Initial Purchaser and the Sponsor, each of whom is a 100% subsidiary of Barclays Bank PLC, have a working relationship involving the development of business opportunities within the Barclays Bank PLC group. Affiliates of the Initial Purchaser may act as dealers with respect to the iShares.

   The Initial Purchaser will not act as an Authorized Participant with respect to the initial Baskets, and its activities with respect to the initial Baskets will be distinct from those of an Authorized Participant.

   The Initial Purchaser has represented, warranted and agreed that:

  . the offering of the iShares will be made on a private placement basis in Canada (in the provinces of British Columbia, Ontario and Quebec) (1) through the Initial Purchaser or its affiliates who are permitted under applicable securities laws or available exemptions to offer and sell the iShares in Canada; (2) solely to purchasers who are entitled under applicable provincial securities laws to purchase the iShares without the benefit of a prospectus qualified under the securities laws; and (3) in the case of purchasers in provinces other than Ontario, without the services of a dealer registered pursuant to those securities laws;

  . the offering and sale of iShares in Japan can only be effected through a licensed Commodity Investment Dealer ("shohin toushi hanbai gyosha") or a person exempt under the law Concerning Regulations of Commodities Investment Business (Commodities Law). The prospectus cannot be distributed in Japan other than to a licensed Commodity Investment Dealer or a person exempt under the Commodities Law;

  . the offering and sale of iShares in Switzerland will be on the basis of a non-public offering. This prospectus does not constitute a prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations and the iShares may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to the iShares may be publicly issued in connection with any such offer or distribution. The iShares have not been and will not be approved by any Swiss regulatory authority. In particular, neither the iShares nor the trust are or will be supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act;

  . the trust is a collective investment scheme as defined in the Financial Services and Markets Act 2000. The trust has not been authorized, or otherwise recognized or approved, by the Financial Services Authority and, as an unregulated scheme, it accordingly cannot be promoted in the United Kingdom to the general public. The Initial Purchaser has represented, warranted and agreed that it will promote the trust in the United Kingdom in accordance with applicable law and regulation only to
      (1) persons who are investment professionals (as defined in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (the "CIS Order")); (2) persons who are within any of the categories of persons described in
      Article 22 of the CIS Order; or (3) persons to whom this prospectus may otherwise lawfully be communicated;


  . this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the iShares may not be circulated or distributed, nor may the iShares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in
      Section 274 of the SFA, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or
      (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA;


  . it will comply with the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the "WV Act") of the Federal Republic of Germany and all other applicable legal and regulatory requirements. In particular, the Initial Purchaser represents that it has not engaged and agrees that it will not engage in a public offering (offentliches Angebot) within the meaning of the WV Act with respect to any iShares otherwise than in accordance with the WV Act;

  . the iShares may not be offered, sold or distributed in Spain save in compliance with the requirements of the Spanish Securities Market Law (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 291/1992 on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Publicas de Venta de Valores), as amended and restated, and other applicable Spanish laws and regulations;

  . the iShares may not be acquired by or offered, directly or indirectly to, individuals or entities in the Netherlands and this prospectus may not be circulated in the Netherlands as part of initial distribution or at any time thereafter, except to individuals or entities whose ordinary business or profession is (1) to trade or invest in securities or (2) involves the acquisition and disposal of investment objects of the same kind as the assets or a substantial part of the assets of the trust, in either case within the meaning of Article 1 of the regulation dated October 9, 1990 (as amended) issued pursuant to Article 14 of the Investment Institutions Supervision Act (Wet Toezicht Beleggingsinstellingen) of 27 June 1990;


  . the offering of the iShares has not been registered pursuant to the Italian securities legislation and, accordingly, the Initial Purchaser has represented and agreed that it has not offered or sold, and will not offer or sell, any iShares in the Republic of Italy in a solicitation to the public, and that sales of the iShares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. The Initial Purchaser has represented and agreed that it will not offer, sell or deliver any iShares or distribute copies of this prospectus or any other document relating to the iShares in the Republic of Italy except: (1) to "Professional Investors", as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998 as amended ("Regulation No. 11522"), pursuant to
      Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended ("Decree No. 58"), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of the iShares or distribution of copies of this prospectus or any other document relating to the iShares in the Republic of Italy must be: (a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended ("Decree No. 385"), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations; and (b) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy; or (2) if Italian residents submit unsolicited offers to the Initial Purchaser to purchase the iShares; and


  . (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any iShares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) and (2) it has not issued and will not issue any advertisement, invitation or document relating to the iShares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to iShares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

In addition, this prospectus has not been submitted to the registration procedures of the French Autorite des Marches Financiers and, accordingly, the iShares may not be offered or sold to the public in France. Offers and sales of the iShares in France may be made only to qualified investors (investisseurs qualifies) in accordance with Article L.411-2 of the French Code monetaire et financier and decree no. 98-880 dated 1 October 1998 (the "French Code"). This prospectus or any other offering material relating to the iShares may not be distributed in France to any person other than a qualified investor, as defined in the French Code.

   The iShares will be listed on the AMEX under the symbol "IAU".

                                 LEGAL MATTERS

   The validity of the iShares will be passed upon for the sponsor by Clifford Chance US LLP, New York, New York, who, as special United States tax counsel to the sponsor, will also render an opinion regarding the material federal income tax consequences relating to the iShares.

License Agreement

   Without conceding that the operation of the trust or the marketing or trading in iShares would infringe upon any intellectual property owned by The Bank of New York, the sponsor has entered into a license agreement with The Bank of New York under which The Bank of New York grants to the sponsor a perpetual, world wide, non-exclusive, non-transferable license under The Bank of New York's patents and patent applications that cover securitized gold products solely for the purpose of establishing, operating and marketing any securitized gold financial product that is sold, sponsored or issued by the sponsor.

                                    EXPERTS


   The Statement of Financial Condition of the trust as of January 21, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

   The sponsor has filed on behalf of the trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the trust or the iShares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address.

   The trust is subject to the informational requirements of the Exchange Act and the sponsor will, on behalf of the trust, file certain reports and other information with the SEC. The sponsor will file an updated prospectus annually for the trust pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

                       REPORT OF INDEPENDENT REGISTERED


                            PUBLIC ACCOUNTING FIRM





To the Sponsor, Trustee and Shareholder of the iShares COMEX Gold Trust:



   In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of iShares COMEX Gold Trust (the "Trust") at January 21, 2005 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Trust's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.



PricewaterhouseCoopers LLP


San Francisco, CA


January 24, 2005
                           iShares COMEX Gold Trust

                       STATEMENT OF FINANCIAL CONDITION

                            as of January 21, 2005



Assets
Current Assets
   Gold bullion (fair value $6,400,500).................................................. $6,400,500
                                                                                          ----------
   Total Assets..........................................................................  6,400,500
                                                                                          ==========
Liabilities and Shareholders' Equity
Current Liabilities
                                                                                          ----------
   Total Liabilities.....................................................................         --
   Commitments and contingent liabilities (Note 1F)......................................         --
                                                                                          ----------
   Redeemable capital shares, no par value, --150,000 authorized, issued and outstanding
     (at redemption value)...............................................................  6,400,500
Retained earnings........................................................................         --
                                                                                          ----------
Total Liabilities and Shareholders' Equity............................................... $6,400,500
                                                                                          ==========

                       NOTES TO THE FINANCIAL STATEMENT

                            as of January 21, 2005


1. Organization and Significant Accounting Policies


   The iShares COMEX Gold Trust (the "Trust") was organized on January 21, 2005 as a New York Trust. The trustee is The Bank of New York (the "Trustee") and is responsible for the day to day administration of the Trust. The Trust's sponsor is Barclays Global Investors, N.A. (the "Sponsor"), a national banking association chartered in the United States and a wholly owned subsidiary of Barclays Bank PLC.


   The objective of the Trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the Trust at that time, less the Trust's expenses and liabilities. The Trust is designed to provide a vehicle for investors to own interests in gold bullion.

   The following is a summary of significant accounting policies consistently followed by the Trust in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America, and the Trust's prospectus. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. Gold Bullion

   For financial statement purposes, the gold bullion is valued at the lower of cost or market, using the average cost method. Gain or loss on sales of gold bullion is calculated on a trade date basis. Fair value of the gold bullion is based on the Comex settlement price for the spot month gold futures contract, which at any time is the contract then closest to maturity.

   The following table summarizes activity in gold bullion during the period covered by this financial statement:


                                       Carrying    Market   Realized
                             Ounces     Value      Value    Gain/Loss
                            --------- ---------- ---------- ---------
          Beginning balance        -- $       -- $       --
          Gold contributed. 15,000.00  6,400,500  6,400,500    $--
          Gold distributed.        --         --         --     --
          Gold sold........        --         --         --     --
                            --------- ---------- ----------    ---
          Ending balance... 15,000.00 $6,400,500 $6,400,500    $--
                            ========= ========== ==========    ===


B. Redeemable Capital Shares




   Shares of the Trust are classified as "redeemable" for financial statement purposes, since they are subject to redemption as follows. Trust shares are issued and redeemed continuously in aggregations of 50,000 shares in exchange for gold bullion rather than cash. Individual investors cannot purchase or redeem shares in direct transactions with the Trust. The Trust only deals with registered broker-dealers eligible to settle securities transactions through the book-entry facilities of the Depository Trust Company and which have entered into a contractual arrangement with the Trust and the Sponsor governing, among other matters, the creation and redemption processes (such broker-dealers the "Authorized Participants"). Holders of shares of the Trust may redeem their shares at any time acting through an Authorized Participant and in the prescribed aggregations of 50,000 shares; provided, that redemptions of shares may be suspended during any period while regular trading on the AMEX or COMEX is suspended or restricted, or in which an emergency exists as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

   The per-share amount of gold exchanged for a purchase or redemption is calculated daily by the Trustee, using the daily COMEX settlement price for the spot month futures contract to calculate the gold amount in respect of any liabilities for which covering gold sales have not yet been made, and represents the per-share amount of gold held by the Trust, after giving effect to its liabilities, sales to cover expenses and liabilities and any losses that may have occurred.


   When gold is exchanged in settlement of a redemption, it is considered a sale of gold for financial statement purposes.

   Due to the expected continuing sales and redemption of capital stock and the three day period for share settlement the Trust reflects capital shares sold as a receivable, rather than as contra equity. Shares redeemed are reflected as a liability on the trade date. Outstanding Trust shares are reflected at redemption value, which is the net asset value per share at the period ended date. Adjustments to redemption value are reflected in retained earnings.

   Net asset value is computed by deducting all accrued fees, expenses and other liabilities of the Trust, including the Trustee's and Sponsor's fees, from the fair value of the gold bullion held by the Trust.

   Activity in redeemable capital shares is as follows:


                                                          Shares    Amount
                                                          ------- ----------
   Balance at the opening of business on January 21, 2005      -- $       --
   Shares redeemed.......................................      --         --
   Shares issued......................................... 150,000  6,400,500
   Adjustment to redemption value........................      --         --
                                                          ------- ----------
   Balance at close of business on January 21, 2005...... 150,000 $6,400,500
                                                          ======= ==========


C. Federal Income Taxes

   The Trust is treated as a "grantor trust" for federal income tax purposes and, therefore, no provision for federal income taxes is required. Any interest, and gains and losses are deemed "passed through" to the holders of shares of the Trust.

D. Expenses

   The Trust will pay to the Sponsor a Sponsor's fee that will accrue daily at an annualized rate equal to 0.40% of the adjusted daily net asset value of the Trust, paid in arrears. The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee's monthly fee, the custodian's fee, AMEX listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses, and up to $100,000 per annum in legal fees and expenses. The Sponsor has also paid the costs of the Trust's organization and the initial sales of the iShares, including applicable SEC registration fees.

E. Related Parties

   The Sponsor and the Trustee are considered to be related parties to the Trust. The Trustee's fee is paid by the Sponsor and is not a separate expense of the Trust.


F. Indemnifications



   Under the Trust's organizational documents, the Sponsor is indemnified against any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. The Trust's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Trust that have not yet occurred.


2. Concentration Risk


   Substantially all of the Trust's assets are holdings of gold bullion, which creates a concentration risk associated with fluctuations in the price of gold. Accordingly, a decline in the price of gold will have an adverse effect on the value of the shares of the Trust. Factors that may have the effect of causing a decline in the price of gold include large sales by the official sector (governments, central banks and related institutions), an increase in the hedging activities of gold producers, and changes in the attitude towards gold of speculators and other market participants.

================================================================================


                           iShares COMEX Gold Trust

                              50,000,000 iShares


                                  PROSPECTUS


                               January 25, 2005



   Until February 19, 2005 (25 calendar days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

                               TABLE OF CONTENTS

Item 13. Other Expenses of Issuance and Distribution.

   The trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the sponsor.

Item 14. Indemnification of Directors and Officers.

   Section 5.6(b) of the Trust Agreement provides that the trustee shall indemnify the sponsor, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including reasonable fees and expenses of counsel) (i) caused by the negligence or bad faith of the trustee or (ii) arising out of any information furnished in writing to the sponsor by the trustee expressly for use in the registration statement, or any amendment thereto, or in a periodic report filed with the SEC relating to the iShares that is not materially altered by the sponsor.

   Section 5.6(d) of the Trust Agreement provides that the sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries shall be indemnified from the trust and held harmless against any loss, liability or expense incurred without their (1) negligence, bad faith, willful misconduct or willful malfeasance arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) reckless disregard of their obligations and duties under the Trust Agreement.

Item 15. Recent Sales of Unregistered Securities.

   Not applicable.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits


Exhibit No. Description
----------- -----------
    1.1     Form of Distribution Agreement

    4.1     Form of Depositary Trust Agreement

    4.2     Form of Authorized Participant Agreement

    5.1     Opinion of Clifford Chance US LLP as to legality

    8.1     Opinion of Clifford Chance US LLP as to tax matters

   10.1     Form of Custodian Agreement*

   10.2     Form of Sublicense Agreement

   23.1     Consent of PricewaterhouseCoopers LLP

   23.2     Consents of Clifford Chance US LLP are included in Exhibits 5.1 and 8.1

   24.1     Powers of attorney are included on the signature page to the registration statement filed with the
            Securities and Exchange Commission on February 6, 2004 and November 12, 2004 (Registration
            Statement No. 333-112589).

--------
*  Previously filed.



   (b) Financial Statement Schedules

   Not applicable.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on January 24, 2005.


                                              Barclays Global Investors, N.A.
                                              sponsor of the iShare COMEX Gold
                                                Trust

                                              By:    /s/  BLAKE R. GROSSMAN
                                                  -----------------------------
                                                        Blake R. Grossman
                                                    Chief Executive Officer -
                                                            President

                                              By:     /s/  FRANCIS S. RYAN
                                                  -----------------------------
                                                         Francis S. Ryan
                                                     Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.


          Signature                      Capacity                   Date
          ---------                      --------                   ----

   /s/  BLAKE R. GROSSMAN      Chief Executive Officer,       January 24, 2005
-----------------------------    Director, President

   /s/  RICHARD T. RICCI**     Chief Operating Officer,       January 24, 2005
-----------------------------    Director

    /s/  FRANCIS S. RYAN       Director, Chief Financial      January 24, 2005
-----------------------------    Officer

  /s/  ANDREW G. SKIRTON**     Director                       January 24, 2005
-----------------------------

 /s/  CHESTER B. FELDBERG**    Director                       January 24, 2005
-----------------------------

--------
* The Registrant will be a trust and the persons are signing in their capacities as officers or directors of Barclays Global Investors, N.A., the sponsor of the Registrant.

**By:   /s/  FRANCIS S. RYAN
      --------------------------
           Francis S. Ryan
          Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit
Number  Description
------- -----------

  1.1   Form of Distribution Agreement

  4.1   Form of Depositary Trust Agreement

  4.2   Form of Authorized Participant Agreement

  5.1   Opinion of Clifford Chance US LLP as to legality

  8.1   Opinion of Clifford Chance US LLP as to tax matters

 10.1   Form of Custodian Agreement*

 10.2   Form of Sublicense Agreement

 23.1   Consent of PricewaterhouseCoopers LLP

 23.2   Consents of Clifford Chance US LLP are included in Exhibits 5.1 and 8.1

 24.1   Powers of attorney are included on the signature page to the registration statement filed with the
        Securities and Exchange Commission on February 6, 2004 and November 12, 2004 (Registration
        Statement No. 333-112589)

--------
*  Previously filed.